EXHIBIT 10.1(d)

FORBEARANCE AGREEMENT AND FIRST AMENDMENT TO CREDIT AGREEMENT

This FORBEARANCE AGREEMENT AND FIRST AMENDMENT TO CREDIT AGREEMENT (the “Agreement”) dated as of July 31, 2015 (“Effective Date”) is by and among Escalera Resources Co., a Maryland corporation (“Borrower”), Eastern Washakie Midstream LLC, a Wyoming corporation (“Eastern Washakie”), and PetroSearch Energy Corporation, a Nevada corporation (“PetroSearch” and together with Eastern Washakie, collectively, the “Guarantors” and each a “Guarantor”), the Lenders (as defined below) and Société Générale, as administrative agent (in such capacity, the “Administrative Agent”) and as letter of credit issuer (in such capacity, the “Issuer”).

RECITALS

A.     The Borrower is party to the Credit Agreement dated as of August 29, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Administrative Agent, the Issuer, and the financial institutions party thereto from time to time, as lenders (the “Lenders”).

B.     The Borrower and the Guarantors are party to the Guaranty and Collateral Agreement dated as of August 29, 2014 (as amended, restated or otherwise modified from time to time, the “Guaranty”) among the Borrower, the Guarantors and the Administrative Agent.

C.     The Borrower has advised the Administrative Agent and the Lenders that the Borrower and the Guarantors are in the process of conducting a sale process for the Pinedale Assets (as defined below).

D.     The Borrower and the Guarantors have advised the Administrative Agent and the Lenders of the existence of the Designated Defaults (as defined below).

E.     Subject to the terms and conditions set forth herein, the parties hereto wish to (i) provide a temporary forbearance period during which the Administrative Agent, the Issuer,  and the Lenders (collectively, the “Lender Parties”) agree not to take certain remedial action with respect to such Designated Defaults,  (ii) amend the Credit Agreement as set forth herein, and (iii) agree to certain other terms as set forth herein.

Now Therefore, in consideration of the premises and the mutual covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.     Defined Terms.  As used in this Agreement, each of the terms defined in the opening paragraph and the Recitals above shall have the meanings assigned to such terms therein.  Each term defined in the Credit Agreement and used herein without definition shall have the meaning assigned to such term in the Credit Agreement, unless expressly provided to the contrary.

Section 2.     Other Definitional Provisions.  Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The words “hereof”,  “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “including” means “including, without limitation”.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

Section 3.     Forbearance.

(a)     The Borrower and the Guarantors hereby acknowledge the existence of Defaults and Events of Default occurring under the Credit Agreement under Section 8.1.4. and Section 8.1.3. as a result of (i) the Borrower’s failure to deliver a copy of the annual audit report for Fiscal Year 2014 without any Impermissible Qualification as required by Section 7.1.1.(b) within the timeframe provided for therein, (ii)  the Borrower’s failure to deliver the compliance certificate for Fiscal Year 2014 required to be delivered pursuant to Section 7.1.1.(d) within the timeframe provided for therein, (iii) the Borrower’s failure to pay taxes, assessments and governmental charges imposed upon it or its Assets, as required by Section 7.1.2.(c),  (iv) the Borrower’s failure to satisfy the Consolidated Net Leverage Ratio for the fiscal quarter ended March 31, 2015, as required by Section 7.2.4.(b), (v) the Borrower’s failure to deliver or cause to be delivered account control agreements by October 28, 2014 as required by Section 7.1.7.(g), (vi) the Borrower’s failure to promptly provide the Administrative Agent with copies of statements regarding the foregoing Defaults as required by Section 7.1.1.(f), and (vii) after giving effect to Section 4 of this Agreement, the Borrower’s failure to eliminate the Borrowing Base Deficiency in accordance with the requirements of Section 3.1(c) of the Credit Agreement (collectively, the “Designated Defaults”).

(b)     The Lender Parties hereby agree, subject to the terms of this Agreement, effective on the Forbearance Effective Date, to forbear from exercising any of the following rights and remedies arising solely as a result of the Designated Defaults: (i) rights to accelerate payments (other than the automatic acceleration that would occur under clauses (a) through (d) of Section 8.1.9 of the Credit Agreement) and (ii) rights to enforce security interests (other than after the occurrence of an automatic acceleration under clauses (a) through (d) of Section 8.1.9 of the Credit Agreement) and (iii) rights to file or otherwise initiate an involuntary bankruptcy petition against the Borrower or any of its Subsidiaries until the date (the “Forbearance Termination Date”) that is the earlier to occur of (A) 5:00 PM central time on September 1, 2015, and (B) the date of the occurrence of any Forbearance Termination Event (as defined below).

(c)     The forbearance by the Lender Parties described above is contingent upon the satisfaction of the conditions precedent set forth below and is limited to the Designated Defaults.  This forbearance is limited to the extent described herein and shall not be construed to be a consent to or a permanent waiver of the Designated Defaults or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement, or in any of the other Loan Documents.  The Lender Parties reserve (i) the right to exercise any rights and remedies available to them in connection with such Designated Defaults on and after the Forbearance Termination Date and (ii) the right to exercise any rights and remedies available to them in connection with any other present or future Defaults with respect to the Credit Agreement or any other provision of any Loan Document.

(d)     The Borrower and Guarantors hereby further agree and acknowledge that (i) the Designated Defaults have not been permanently waived as a result of this Agreement and that such forbearance is temporary in nature, (ii) from and after the Forbearance Termination Date, all rights and remedies of the Lender Parties enjoined as a result of this Section 3 shall be reinstated, and (iii) from and including the date of this Agreement and through and including the Forbearance Termination Date, the Borrower and the Restricted Subsidiaries will not take or permit any action that they would be prohibited from taking or permitting under the Credit Agreement during the existence of a Default, Event of Default or Borrowing Base Deficiency.

(e)     The descriptions herein of the Designated Defaults are based upon the information provided to the Lender Parties on or prior to the date hereof and shall not be deemed to exclude the existence of any other Defaults or Events of Default.  The failure of the Lender Parties to give notice to the Borrower of any such other Defaults, Events of Default or other events of default is not intended to be nor shall be a waiver thereof.  Each of the Borrower and each Guarantor hereby agrees and acknowledges that the Lender Parties require and will require strict performance by the Borrower and each Guarantor of all of their respective obligations, agreements and covenants contained in the Credit Agreement and the other Loan Documents, as modified by the terms of this Agreement.

(f)     Any of the following shall constitute a “Forbearance Termination Event” under this Agreement:

(i)     except for the Designated Defaults, the failure of Borrower or any Restricted Subsidiary to comply with any covenant or agreement contained in this Agreement, the Credit Agreement, or any other Loan Document;

(ii)     any representation or warranty contained in this Agreement shall be incorrect in any respect;

(iii)     the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any applicable bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in any event, commenced by the Borrower or any Restricted Subsidiary, or commenced against the Borrower or any Restricted Subsidiary by any Person;

(g)     The Borrower and Guarantors hereby further agree and acknowledge that the Administrative Agent and the Lenders shall have the right, at their election, to retain a financial advisor at the sole cost and expense of the Borrower, as provided in Section 10.3 of the Credit Agreement.

Section 4.     Redetermination of Borrowing Base.

(a)     Establishment of Borrowing Base.  Effective as of the date hereof, the Borrowing Base is hereby set at $44,000,000 and such Borrowing Base shall remain in effect until the next redetermination, reduction or adjustment made in accordance with the Credit Agreement or this Agreement.

(b)     Consent to Hedge Unwind and Reduction to Borrowing Base.  The Administrative Agent and the undersigned Lenders hereby consent to the partial unwind of certain Hedge Transactions associated with the Pinedale Assets reducing the notional volumes hedged by an amount no greater than those set forth on Schedule I hereto for the months set forth thereon; provided that (i) the Borrowing Base shall be reduced by the greater of (A) $300,000 and (B) the amount of Net Cash Proceeds of such unwind upon the effectiveness of such unwind and (ii) the Net Cash Proceeds of such unwind shall be applied to prepay the Loans.

(c)     Reduction to Borrowing Base upon Sale of Pinedale Assets.  The Administrative Agent and the undersigned Lenders hereby agree that the Borrowing Base shall be reduced by $10,500,000 upon the effectiveness of the sale of the Pinedale Assets (as defined below).

(d)     Adjustments to Reductions.  The reductions to the Borrowing Base provided for in clauses (b) and (c) hereof are based on the Borrowing Base in effect as of the Effective Date and the Borrower acknowledges that the Administrative Agent and the Lenders have the right to revisit and adjust (including increase) the reductions provided for herein if the Borrowing Base is redetermined or adjusted after the Effective Date.

Section 5.     Termination of Commitments.  As a result of the existence of the Designated Defaults, the Administrative Agent and the Lenders hereby terminate the Commitments. The Borrower and the Guarantors acknowledge the termination of Commitments and agree that the Lender Parties have no obligation to make any additional Loans under the Credit Agreement or to issue, extend, amend or increase any Letters of Credit thereunder.

Section 6.     Amendments to Credit Agreement.

(a)     Section 1.1 of the Credit Agreement is amended to add the following defined terms:

“Amendment No. 1 Effective Date” means July 31, 2015.

“Midstream Assets” means the midstream assets of Eastern Washakie Midstream LLC described on Schedule III attached hereto.

“Pinedale Assets” means the Oil and Gas Properties described in the Pinedale PSA.

“Pinedale PSA” means the Purchase and Sale Agreement dated as of July 14, 2015 among the Borrower, as seller, and the buyer party thereto with respect to certain oil and gas properties including interests in three Participating Areas within the Pinedale Unit known as Mesa A, Mesa B and Mesa C, located in the Pinedale Anticline of Southwestern Wyoming, approximately 10 miles South of the town of Pinedale, Wyoming.

“Pinedale Transaction” means the sale of the Pinedale Assets or any other transaction which results in the disposition or monetization of the Pinedale Assets; provided that (i) the gross proceeds received by the Borrower from such transaction on the closing date of such transaction shall be no less than $12,000,000 (before any closing or settlement adjustments),  (ii) Net Cash Proceeds received by the Borrower from such transaction on the closing date of such transaction shall be no less than $10,500,000, (iii) such Net Cash Proceeds shall be applied to prepay the Loans or deposited as cash collateral, in accordance with Section 7.1.12, and (iv) such sale or other transaction must be permitted by the Credit Agreement.

(b)     Section 1.1 of the Credit Agreement is amended to revise the following defined term to read in its entirety as follows:

“Net Cash Proceeds” means in connection with the Disposition of any assets permitted by Section 7.2.9, the cash proceeds received from such sale net of all investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including ad valorem taxes and settlement of gas imbalances),  in each case actually incurred and satisfactorily documented in connection therewith.

(c)     Section 7.1.1 of the Credit Agreement is amended to delete “and” at the end of clause (m), replace the period at the end of clause (n) with a semicolon, and add new clauses (o) and (p) to read in their entireties as follows:

(o)     30 days following the last day of each month, beginning with July, 2015, monthly accounts payable aging reports and general and administrative expense reports, in form and substance satisfactory to the Administrative Agent; and

(p)     on Wednesday of each week, beginning on the first Wednesday occurring after the Amendment No. 1 Effective Date, a thirteen-week rolling cash budget, including a comparison of the week previously ended against the budget for such week.”

(d)     The Credit Agreement is amended to add a new Section 7.1.12 to read in its entirety as follows:

“Section 7.1.12.     Required Payments and Milestones.

(a)     Pinedale Transaction.    On or before August 15, 2015 (or such later date as may be acceptable to the Required Lenders in their sole discretion), the Borrower shall consummate the Pinedale Transaction and receive the Net Cash Proceeds from the Pinedale Transaction for application in accordance with clause (b) hereof.

(b)     Application of Proceeds from Sales. All Net Cash Proceeds from the Pinedale Transaction shall be applied first to prepay the Loans and to the extent Net Cash Proceeds remain after the prepayment provided for herein, second, deposit cash collateral with the Administrative Agent as security for the Obligations in accordance with Section 2.7.4.

(c)     Alternative Payments. In lieu of the requirements set forth in clause (a)  above, the Borrower may make a prepayment of the Loans in a minimum amount sufficient to cure the Borrowing Base Deficiency on or before August 15, 2015. The prepayment of Loans pursuant to this clause (c) shall be deemed to satisfy the Borrower’s obligations under clause (a) above.”

(e)     Section 7.2.4. of the Credit Agreement is amended to add a new clause (d) to read in its entirety as follows:

(d)     the amount of the Borrower and the Guarantor’s cash and Cash Equivalent Investments to be less than $500,000 in the aggregate at any time.”

(f)     Section 8.1.3. of the Credit Agreement is amended (i) to add “7.1.1(o),  7.1.1(p),” immediately following “7.1.1(f),” and (ii) to add”, 7.1.12” immediately following “7.1.5” in the text of such section.

(g)     A new Schedule III to the Credit Agreement is added to read in its entirety as set forth on Schedule III attached hereto.

Section 7.     Discretionary Loans.  As a consequence of the existence and continuance of the Designated Defaults, the conditions precedent to making a Loan or issuing, increasing, renewing or extending a Letter of Credit cannot be satisfied, and therefore, the Lender Parties have no obligation to make any additional Loans under the Credit Agreement or to issue, extend, amend or increase any Letters of Credit thereunder.  Notwithstanding the foregoing, the Lender Parties, at their sole and absolute discretion may consider making additional Loans under the Credit Agreement; provided that should the Lender Parties proceed to make any such Loans, neither the making of such Loans nor any consideration given thereto shall (i) operate as a waiver of any right or remedy available to any Lender Party, (ii) indicate, or be in any way construed as, an agreement on any Lender Party's part to forbear from exercising (except as set forth in this Agreement), or to waive, any of its rights and remedies available under contract or under law, all of which the Administrative Agent, the Issuer and each Lender expressly reserve, (iii) cause, or be deemed to be, a modification of the Credit Agreement or any other Loan Document, (iv) establish a custom or a course of dealing with respect to the Credit Agreement or any other Loan Document, (v) operate as, or in any way deemed to be, a waiver of any existing or future Default or Event of Default under the Loan Documents, (vi) entitle the Borrower or any Guarantor to such Loan or any other Loan or extensions of credit under the Credit Agreement, (vii) entitle the Borrower or any Guarantor to any notice or demand whatsoever, (viii) in any way modify, change, impair, affect, diminish or release the Borrower's or any Guarantor's obligations or liability under the Loan Documents or any other liability the Borrower or any Guarantor may have to the Administrative Agent, the Issuer, or any other Lender Party, or (ix) waive, limit, or condition the Administrative Agent's or any other Lender Party's rights and remedies under the Loan Documents, all of which rights and remedies are expressly reserved.

Section 8.     LIBO Rate Loans; Lenders' Expenses; Default Interest.

(a)     As provided in Section 2.4 of the Credit Agreement, the Borrower may not select any LIBO Rate Loans for any Loan, continuation or conversion during the continuance of any Default, including the Designated Defaults, and any LIBO Rate Loans outstanding on the Effective Date shall be converted to Base Rate Loans on the expiration of the relevant Interest Period therefor.

(b)     The Borrower hereby acknowledges and agrees that (a) the Lenders may have incurred and may continue to incur out-of-pocket expenses (including fees, charges and disbursements of counsels) in connection with the matters related to this Agreement, the Credit Agreement and the existing Events of Default (including the Designated Defaults), and (b) such out-of-pocket expenses are payable by the Borrower as provided in Section 10.3 of the Credit Agreement.

(c)     The Borrower hereby acknowledges and agrees that, as provided in Section 10.3 of the Credit Agreement, effective as of May 19, 2015, all Loans have been accruing, and will continue to accrue, interest at 2.00% above the otherwise applicable rates until such time when no Event of Default exists or as otherwise agreed to by the Lenders and that all such interest is and shall be fully earned when accrued (all amounts accrued pursuant to the 2.00% increase in the interest rate, but excluding, for the avoidance of doubt, interest accruing pursuant to the otherwise applicable rate, shall be referred to herein as “Default Interest”). Notwithstanding the foregoing, the Lenders agree that the Borrower shall not be required to remit payment of the unpaid Default Interest accrued in connection with Base Rate Loans until the first Quarterly Payment Date following the Effective Date.

Section 9.     Representations and Warranties.    The Borrower and  each Restricted Subsidiary acknowledges, represents, warrants and agrees that:

(a)     other than as to the existence of no Defaults, the representations and warranties contained in the Credit Agreement, and the representations and warranties contained in the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date;

(b)     the execution, delivery and performance of this Agreement are within the corporate power and authority of the Borrower or such Restricted Subsidiary and have been duly authorized by appropriate governing action and proceedings;

(c)     this Agreement constitutes the legal, valid, and binding obligation of the Borrower or such Restricted Subsidiary enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and general principles of equity, and no portion of the Obligations are subject to avoidance, subordination, recharacterization, recovery, attack, offset, counterclaim, or defense of any kind;

(d)     there are no governmental or other third party consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement;

(e)     the Borrower or such Restricted Subsidiary has granted to the Administrative Agent, valid, binding, perfected, enforceable, first priority (subject to Permitted Liens) Liens in the Collateral and such Liens are not subject to avoidance, subordination, recharacterization, recovery, attack, offset, counterclaim, or defense of any kind;

(f)     The accounts listed on Schedule II to this Agreement (the “Specified Accounts”) are all deposit accounts, securities accounts and commodities accounts owned by, or held in the name of, the Borrower and the Restricted Subsidiaries other than payroll accounts, withholding tax accounts, other fiduciary deposit accounts and the Escalera Escrow (Table Top) account numbered 5790708753 held at Vectra Bank (the “P&A Escrow Account”);

(g)     The P&A Escrow Account does not hold any amounts in excess of the expected plugging and abandonment obligations in connection with the Christmas Meadows project;

(h)     The Oil and Gas Properties listed on Schedule IV to this Agreement (the “Specified Wyoming Assets”) are all Oil and Gas Properties located in the state of Wyoming and owned by the Borrower and the Restricted Subsidiaries which are not already subject to a lien in favor of the Administrative Agent;

(i)     The Midstream Assets are all midstream oil and gas assets owned by the Borrower and the Restricted Subsidiaries;

(j)      (A) the entities listed on Schedule V are all Subsidiaries of the Borrower (other than the Guarantors) and their respective states of formation, (B) set forth on Schedule V is a description of the assets owned by each such entity and the value of the aggregate gross assets of such entity, (C) with respect to each such entity that is designated as an Unrestricted Subsidiary, the amount of the Investments in the Unrestricted Subsidiary are set forth on Schedule V, and (D) the Borrower has no Material Subsidiaries other than Eastern Washakie and PetroSearch;

(k)     Schedule VI to this Agreement is a true and correct list of the names and addresses of the first purchasers of production with respect to the Oil and Gas Properties of the Borrower and the Guarantors; and

(l)     As of the Effective Date, the aggregate principal amount of all outstanding Loans is $47,515,000.00, the aggregate amount of all of the Letter of Credit Liabilities is $0 and the aggregate amount of all outstanding interest and fees is $469,168.58.

Section 10.     Reaffirmation of the Guaranty.  Each Guarantor hereby ratifies, confirms, acknowledges and agrees that its obligations under the Guaranty are in full force and effect and that each Guarantor continues to unconditionally and irrevocably guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, of all of the Obligations, and its execution and delivery of this Agreement does not indicate or establish an approval or consent requirement by any Guarantor under the Guaranty in connection with the execution and delivery of amendments, consents or waivers to the Credit Agreement, the Notes or any of the other Loan Documents.

Section 11.     Conditions to Effectiveness of Agreement (Other than Forbearance).    This Agreement (other than the forbearance provided for in Section 3(b)) shall become effective and enforceable against the parties hereto on the date (the “Effective Date”) that all of the following shall have occurred:

(a)     Documentation.  The Administrative Agent shall have received:

(1)     original counterparts, as requested by the Administrative Agent, of this Agreement duly and validly executed and delivered by duly authorized officers of the Borrower, each Guarantor, the Administrative Agent, and the Lenders;

(2)     a certificate executed by the Borrower certifying that attached thereto is a true and correct copy of the Pinedale PSA and any side letters or agreements relating thereto; and

(3)     such other information, documents, governmental certificates, agreements, and lien searches as the Lender Parties may reasonably request.

(b)     No Default.  No Default other than the Designated Defaults shall have occurred and be continuing as of the Effective Date.

(c)     Representations.  The representations and warranties in this Agreement shall be true and correct in all respects.

(d)     Fees and Expenses.  The Borrower shall have paid all fees and expenses of the Administrative Agent’s and each Lender’s outside legal counsel and other consultants pursuant to all invoices presented for payment on or prior to the Effective Date.

Section 12.     Conditions to Effectiveness of Forbearance.    The forbearance provided for in Section 3(b) shall become effective and enforceable against the parties hereto on the date (the “Forbearance Effective Date”) that all of the following shall have occurred; provided that such date may not occur later than August 31, 2015:

(a)     Occurrence of Effective Date. The Effective Date shall have occurred.

(b)     Documentation.  The Administrative Agent shall have received:

(1)     executed counterparts of Mortgages encumbering the Specified Wyoming Assets and evidence reasonably satisfactory to the Administrative Agent that such Mortgages have been accepted for recording by the relevant county recording offices, which evidence may include oral confirmation from an employee in the recording office to the Administrative Agent’s counsel;

(2)     executed counterparts of Mortgages encumbering the Midstream Assets and evidence reasonably satisfactory to the Administrative Agent that such Mortgages have been accepted for recording by the relevant county recording offices, which evidence may include oral confirmation from an employee in the recording office to the Administrative Agent’s counsel;

(3)     fully executed account control agreements in form and substance reasonably satisfactory to the Administrative Agent, with respect to each Specified Account; and

(4)     such other information, documents, governmental certificates, agreements, and lien searches as the Lender Parties may reasonably request.

(c)     No Default.  No Default other than the Designated Defaults shall have occurred and be continuing as of the Forbearance Effective Date and no event that would constitute a Forbearance Termination Event shall have occurred and be continuing as of the Forbearance Effective Date.

(d)     Representations.  The representations and warranties in this Agreement shall be true and correct in all respects as of the Forbearance Effective Date.

(e)     Fees and Expenses.  The Borrower shall have paid all fees and expenses of the Administrative Agent’s and each Lender’s outside legal counsel and other consultants pursuant to all invoices presented for payment on or prior to the Forbearance Effective Date.

Section 13.     Acknowledgments and Agreements.

(a)     The Borrower and each Guarantor acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms and the Borrower waives any defense, offset, counterclaim or recoupment with respect thereto.

(b)     The Lender Parties hereby expressly reserve all of their rights, remedies, and claims under the Loan Documents.  Nothing in this Agreement shall constitute a waiver or relinquishment of (i) any Default or Event of Default under any of the Loan Documents, (ii) any of the agreements, terms or conditions contained in any of the Loan Documents, (iii) any rights or remedies of the Lender Parties with respect to the Loan Documents, except as expressly provided for herein, or (iv) the rights of the Lender Parties to collect the full amounts owing to them under the applicable Loan Documents.

(c)     The Borrower, each Guarantor and each Lender Party does hereby adopt, ratify, and confirm the Credit Agreement and each Loan Document, to which it is a party, and acknowledges and agrees that the Credit Agreement and each Loan Document is and remains in full force and effect, and the Borrower and each Restricted Subsidiary acknowledges and agrees that their respective liabilities and obligations under the Credit Agreement, the Loan Documents and the Guaranty are not impaired in any respect by this Agreement.

(d)     This Agreement is a Loan Document for the purposes of the provisions of the other Loan Documents.  Without limiting the foregoing, any breach of representations, warranties, and covenants under this Agreement shall be a Default or Event of Default, as applicable, under the Credit Agreement.

Section 14.     Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which, taken together, constitute a single instrument.  This Agreement may be executed by facsimile signature and by e-mail (i.e. PDF) signature and all such signatures shall be effective as originals.

Section 15.     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted pursuant to the Credit Agreement.

Section 16.     Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

Section 17.     Governing Law.    THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAW, EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 18.     RELEASE:  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and each Restricted Subsidiary hereby, for itself and its successors and assigns, fully and without reserve, releases and forever discharges each of the Lender Parties, its respective successors and assigns, officers, directors, employees, representatives, trustees, attorneys, agents and affiliates (collectively the “Released Parties” and individually a “Released Party”) from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, known or unknown, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the Effective Date and are in any way directly or indirectly arising out of or in any way connected to any of this Agreement, the Credit Agreement or any other Loan Document or any of the transactions contemplated hereby or thereby (collectively, the “Released Matters”).  The Borrower and each Restricted Subsidiary, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 18 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters.

Section 19.     Entire Agreement. This Agreement, the Credit Agreement as amended by this Agreement, the Notes, AND the other LOAN Documents AS AMENDED BY THIS AGREEMENT constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWER:

ESCALERA RESOURCES CO.,
as Borrower

By:	/s/ Adam Fenster
Name:	Adam Fenster
Title:	Chief Financial Officer

GUARANTORS:

EASTERN WASHAKIE MIDSTREAM LLC, as a Guarantor

By:	/s/ Adam Fenster
Name:	Adam Fenster
Title:	Chief Financial Officer

PETROSEARCH ENERGY CORPORATION,
as a Guarantor

By:	/s/ Adam Fenster
Name:	Adam Fenster
Title:	Chief Financial Officer

Signature page to Forbearance Agreement

ADMINISTRATIVE AGENT, ISSUER AND LENDER

SOCIÉTÉ GÉNÉRALE, as Administrative Agent, Issuer and a Lender

By:	/s/ David Bornstein
Name:	David Bornstein
Title:	Director

Signature page to Forbearance Agreement

LENDER

MUTUAL OF OMAHA, as a Lender

By:	/s/ Brock Berilgen
Name:	Brock Berilgen
Title:	Sr Energy Lender

Signature page to Forbearance Agreement